Press Release	Source: LitFunding Corp

LitFunding Announces Corrective Press Release

Monday June 12, 11:59 am ET

LAS VEGAS, NV--(MARKET WIRE)--Jun 12, 2006 -- LitFunding Corp., (OTC BB:LFDG.OB - News), announced the correction of a June 1, 2006 press release in reference to an agreement between Interactive Brand Development (IBD) and LFDG's newly acquired wholly owned subsidiary, Easy Money Express, Inc.

The press release inadvertently indicated that IBD had acquired a 35% stake in Penthouse publisher Penthouse Media Group. IBD originally acquired a 35% stake in Penthouse Media Group which has subsequently been reduced to a 23.8% stake.

"We regret any inconvenience to Penthouse Media Group in the above error," stated Anthony Longo, President of Easy Money, a subsidiary of LitFunding.

About Interactive Brand Development

Interactive Brand Development (formerly Care Concepts I) operates an online auction and marketing Web site through its subsidiary, iBid America. The auction site deals in special offers and gift certificates offered by hotels, retailers, and restaurants. IBD also owns a library of original cartoon cel art (including He-Man, She-Ra, and Flash Gordon) which it sells through subsidiary Original Cartoon Cels, Inc. Looking to expand its holdings into entertainment, IBD originally acquired a 35% stake in Penthouse publisher Penthouse Media Group, which has subsequently been reduced to a 23.8% stake. The company also acquired online payment processing company iBill in 2005.

About LitFunding Corp.

LFDG, through its wholly owned subsidiary LitFunding USA, is one of several public companies specializing in the funding of litigation primarily through plaintiffs' attorneys. Its core business is funding litigation concentrating on making advances to plaintiffs' attorneys primarily in the areas of personal injury. Fees are earned when any lawsuit it funds is settled or otherwise concluded by a court ruling. At that time, both the funds advanced and the fee contractually agreed upon are repaid.

About Easy Money Express, Inc.

Easy Money Express is poised to commence operations as an Internet and call center payday advance company intending to loan payday advances to individuals of legal age, with a checking account, verifiable employment and residence, in amounts typically up to $500. The funds advanced and the fee contractually agreed to, will be repaid to the company generally in 15 days or less.

The statements in this press release regarding the agreement with IBD, IBD's ability to generate or direct customers to Easy Money, the actual size of the payday advance industry, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the ability of Easy Money to enter the payday advance industry, the continued ability of LFDG to provide its litigation funding services, costs of operations, delays, and any other difficulties related to LFDG's and Easy Money's business operations, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements LFDG makes in this news release include market conditions and those set forth in reports or documents it files from time to time with the SEC. LFDG undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Contact:
LitFunding Corp.
Las Vegas
Michelle DeMuth
702-317-1610

Source: LitFunding Corp